Exhibit 10.1(a)

Alfredo Lathrop

SVP Human Resources

CIGNA International

May 7, 2010

Jason D. Sadler

PRIVILEGED & CONFIDENTIAL

Dear Jason:

This Agreement sets forth the terms and conditions of your employment in Hong Kong as Senior Vice President, General Manager-International, at CIGNA Worldwide Life Insurance Company Limited (the “Company”), reporting to William L. Atwell, President International.  Your employment with the Company will be effective on or about October 11, 2010 and will continue until terminated in accordance with the terms of this Agreement.  Your employment is subject to you signing this Agreement, obtaining any necessary visa and work permit, and continuing to maintain a valid work permit and visa during the period of your employment.

This Agreement and your employment in Hong Kong are predicated on your moving to Hong Kong under CIGNA’s Local Plus program, or remaining in Hong Kong if you already are a resident, and being included in CIGNA’s TCN Pension Plan.  Please understand that CIGNA Corporation (“CIGNA”) and, where applicable, the Company reserve the right to change any of these policies from time-to-time.

I.          COMPENSATION

A.                                Annual Compensation Opportunity

Your salary will be at a pre-tax annualized rate of HK$2,945,000 (the equivalent of US$380,000).  The Company will pay your salary in equal monthly installments, in arrears.  This amount will be reviewed annually, beginning with the 2011 annual process, based on your performance and the competitive marketplace for this position and other factors considered appropriate by the Company.  Any increase of your salary is entirely at the Company’s discretion and the Company will have no contractual obligation to increase your salary.

B.                                  Sign-On Bonus

In addition, in recognition of compensation opportunities that you forfeited by accepting the Company’s offer of employment, you will receive a sign-on bonus of US$250,000 (less applicable withholdings). You acknowledge that this sum represents the full value of any lost opportunity due to your employment with the Company. The sign-on bonus will be paid within your first 30 days of employment with CIGNA HK. You understand and agree that should you, within 12 months after receipt of the payment, voluntarily leave CIGNA HK’s employ or be terminated for any reason other than job elimination or a change of control of CIGNA (as defined in the CIGNA Severance Pay Plan Summary Plan Description), you will be required to repay to the Company an amount equal to one-hundred (100%) percent of the sign-on bonus. Moreover, you hereby authorize CIGNA or the Company, to the extent permitted by law, to recoup the sign-on bonus from your final incentive payment, your final paycheck, or from any other sums that may be due to you by the Company. If none or only part of the sign-on bonus is recouped as described above, you further agree to repay the balance to the Company within seven calendar days of the date you leave the Company’s employ.

II.                                BENEFITS

A.        Vacation Policy

You are entitled to 28 days of vacation per year.  You are also entitled to local statutory and public holidays in Hong Kong, as designated by the Company or required by local law.

B.        Home Leave

After your first six months of employment with the Company in Hong Kong, you are entitled to one home leave trip per year, provided at least four (4) months remain before the end of your employment.  Workdays used on home leave constitute vacation days utilized for that year (unless you conduct business on that day).  Your home location will be considered London, United Kingdom.  For each home leave, the Company will pay round trip economy airfares for you and your family members who are living with you in Hong Kong during your employment.

C.        Emergency Home Leave

In the event of a death or serious illness of a member of your immediate family (for purposes of this provision, immediate family is defined as spouse/domestic partner, child, mother, father, parents of spouse/domestic partner, brother, sister or grandchildren, including legally recognized and financially dependent step relationships) emergency leave and transportation expenses will be provided in accordance with CIGNA’s Travel and Expense Policy (“T&E Policy”).

D.        Automobile

An automobile will be provided by the Company.  Your expense contribution, if any, for personal use of the vehicle will be in accordance with the Company’s practice.

E.         Educational Costs

The Company will pay the educational costs for your children from grades K to 12 at local schools.  Details will be provided to you later.

F.                                   Housing Allowance

The Company will provide you with a monthly housing allowance of HK$65,000. You will be responsible for utilities and other costs associated with housing maintenance. If needed, the Company will pay all security deposits and/or agency commissions. At the end of the property rental period, the deposits must be returned, in full, to the Company within 30 days. The Company reserves the right, to deduct from your remuneration or from any other sums owed to you by any Affiliate of the Company (to the maximum extent permitted by law) any deductions  made by the landlord for missing inventories or damage to the rental property.  By signing this Agreement, you agree to give the Company the authority to make such deductions. In addition, you shall use your best endeavours to procure the inclusion of a diplomatic clause requiring no more than 60 days notice to be included in the lease (however local country requirements may differ and therefore the normal market practice should be taken into consideration). In the event the lease agreement is broken due to a reassignment initiated by the Company, the Company will make the necessary payments on your behalf.

G.        Club Membership/Fees

The Company will pay for your membership and annual fees in a business club in accordance with the local office practice.

H.        Tax Assistance

Income tax laws vary widely from country to country. Your relocation may result in an increased personal tax liability to you over your relative departure country liability had you not been relocated to another country and had not received relocation-related assistance viewed as additional compensation by taxing authorities. CIGNA has established policies and procedures to address this situation and will tax assist relocation related payments to help defray additional tax liabilities you will incur.  CIGNA will pay for tax advice and the preparation of your required personal income tax returns through its designated tax firm. You will receive this assistance for the year in which the transfer occurs.

III.                          RELOCATION

The following costs associated with your relocation to Hong Kong will be paid by the Company, provided you sign a Relocation Expense Reimbursement Agreement.

A.        Shipping

Pursuant to the CIGNA’s Local Plus Policy, the Company will pay for the surface shipment of certain household and personal goods, furniture and furnishings for you.  A container size shipment of household goods is limited to 20 feet.  The Company pays for packing, crating, transporting, custom duties levied on approved inventory, temporary storage, delivery and unpacking.  The Company insures approved household goods while in transit, provided an inventory list is submitted prior to shipment.

The Company will pay for the storage of certain household goods left in the home country, as applicable, as well as eventual delivery after the assignment.  The Company will reimburse the cost of insurance of the stored goods during the assignment provided an itemized inventory list is submitted.

IV.       OTHER CONSIDERATIONS

A.        Business Conduct

•                You are required to observe and comply with all policies, rules, regulations, and directives of the Company and the CIGNA Policy on Business Ethics.

•                  The Company is an equal opportunity employer and does not permit discrimination or harassment on the ground of sex, pregnancy, marital or family status, disability, race, or any other protected ground under Hong Kong law or Company or CIGNA Policy.  The Company’s and CIGNA’s equal opportunity and harassment policy can be found on the Company intranet site.

•                  The Company complies with its statutory obligations regarding the personal data of its employees.  Your personal data will be used for general human resources management purposes, intra-group communications, and monitoring compliance with the Company’s obligations and internal rules.  Accordingly, it may be transferred within Hong Kong or overseas to persons in our Affiliates, third parties who provide services to the Company, government departments and regulatory authorities, or any actual or proposed purchaser of all or part of the business of the Company or CIGNA or, in the case of any merger, acquisition, or other public offering, the purchaser or subscriber for shares in the Company or its parent or affiliates.  The Company’s privacy policy is detailed on the Company’s intranet site.

B.        Compliance

•                  You agree to comply with all applicable laws, regulations, and governmental orders of Hong Kong and the United States that relate to your employment with the Company.

•                  The Company makes available to all employees a copy of The United States Foreign Corrupt Practices Act (“FCPA”). You are required to read these provisions and fully comply with them. In particular, the FCPA and this policy expressly prohibit employees from paying, giving, offering (or promising to pay or give) any money or any other thing of value, directly or indirectly to, or for the benefit of:  (i) any government official, political party or candidate for political office; or (ii) any other person, firm, corporation or other entity, with knowledge that some or all of that money or other thing of value will be paid, given, offered or promised to a government official, political party or candidate for political office, for the purpose of obtaining or retaining any business, or to obtain any other unfair advantage, in connection with Cigna’s business.

•                  Subject to any written regulations issued by the Company which may be applicable, neither you nor any member of your family, nor any company or business entity in which you or they have an interest, are entitled to receive or obtain directly or indirectly any payment, discount, rebate, commission or other benefit from third parties in respect of any business transacted (whether or not by you) by or on behalf of the Company or any Affiliate and if you, any member of your family or any company or business entity in which you or they have an interest, directly or indirectly obtain any such payment, discount, rebate, commission or other benefit you will forthwith account to the Company or the relevant Affiliate for the amount received or the value of the benefit so obtained.

C.        Confidential Information

•                  You shall neither during your employment (except in the proper performance of your duties) nor at any time (without limit) after its termination directly or indirectly:

i.                use for your own purposes or those of any other person, company, business entity or other organization whatsoever; or

ii.            disclose to any person, company, business entity or other organization whatsoever;

any trade secrets or confidential information relating or belonging to the Company, CIGNA or any of their Affiliates including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings, employees or officers, financial information and plans, designs, formulae, product lines, prototypes, services, research activities, source codes and computer systems, software, any document marked “Confidential” (or with a similar expression), or any information which you have been told is confidential or which you might reasonably expect the Company, CIGNA, or their affiliates to regard as confidential, or any information which has been given to the Company, CIGNA, or any Affiliate in confidence by customers, suppliers and other persons.

The obligations contained in this paragraph shall not apply to any disclosures required by law and shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of your employment, other than by way of unauthorized disclosure.

D.                                Copyright, Inventions and Patents

•                  You shall promptly disclose to the Company and to no one else all copyright works or designs originated, conceived, written or made by you alone or with others (except only those works originated, conceived, written or made by you wholly outside your normal working hours and which are wholly unconnected with your employment).

•                  All records, documents, papers (including copies and summaries thereof) and other copyright protected works made or acquired by you in the course of your employment shall, together with all the worldwide copyright and design rights in all such works, be and at all times remain the absolute property of the Company.

•                  You hereby irrevocably and unconditionally waive in favor of the Company all rights granted by the Copyright Ordinance of Hong Kong in connection with your authorship of any copyright works in the course of your employment with the Company, including without limitation any moral rights and any right to claim an additional payment with respect to use or exploitation of those works.

•                  You agree that (i) your wages are full compensation for your services and all present and future uses of copyright works made by you in the course of your employment; and (ii) you will not make any claims against the company or any Affiliate with respect to those copyright works.

•                  If, at any time during your employment under this letter, you (whether alone or with any other person or persons) shall make any invention which relates either directly or indirectly to the business of the Company or any Affiliate, you shall promptly disclose to the Company and no-one else full details, including drawings and models, of such invention so that the Company may determine, whether or not it is a Company Invention.

•                If you make any inventions that do not belong to the Company under the Patents Ordinance of Hong Kong, you agree that you will forthwith exclusively license or assign (as determined by the Company) to the Company your rights in relation to such inventions and will deliver to the Company all documents and other materials relating to them. The Company will pay to you such compensation for the license or assignment as the Company will determine in its absolute discretion, subject to the Patents Ordinance of Hong Kong.

•                  You shall, at the request and expense of the Company both during and after the termination of your employment under this letter, do all things necessary or desirable to perfect the rights of the Company under this paragraph.

E.                                  Exclusivity of Service and Performance of Duties

•                  You are required to devote your full time, attention and abilities to your job duties during working hours, and to act in the best interests of the Company and its Affiliates at all times.

•                  You confirm that you have disclosed fully to the Company all circumstances in respect of which there is, or there might be, a conflict of interest between the Company or any Affiliate and you or any member of your family, and you agree to disclose fully to the Company any such circumstances which may arise during your employment.  You also confirm that you have disclosed to the Company, and provided a copy of, any restrictive covenant to which you are subject that might affect, in any way, your ability to perform work for the Company or any of its Affiliates.

•                  The Company may require you (as part of your duties of employment) to perform duties or services not only for the Company but also for any Affiliate where such duties or services are of a similar status to or consistent with your position with the Company.  You agree that you may be assigned or seconded to the Affiliate to enable to you perform duties and services for that Affiliate.

F.                                   Working Days and Place of Work

•                  You are expected to work the necessary days and hours, and make yourself available to satisfactorily perform the duties and responsibilities of your position. Your normal working days are Mondays to Fridays. Your salary is full compensation for all hours worked. Sunday, and only Sunday, is your designated rest day for the purposes of the Employment Ordinance and other days off may be appointed as your alternative statutory holidays or substituted rest days at the Company’s discretion. Any other day off shall not be considered a rest day for the purposes of the Employment Ordinance.

•                  Your place of work is the Company’s premises in Hong Kong.  You may also be required to travel within Hong Kong and abroad for the performance of your duties.

G.                                Choice of Law

Your employment and this Agreement shall be construed in accordance with the laws of Hong Kong, without regard to its conflicts of laws rule and you and the Company submit to the non-exclusive jurisdiction of the Hong Kong courts and Labour Tribunal.  However, the laws of the jurisdiction specified in the Company or CIGNA plans such as pension, equity grant, or similar plans shall govern each respective plan, without regard to that jurisdiction’s conflict of laws rule.

H.                                Termination

•                Except as provided otherwise in paragraphs H(i) and H(ii), below, either party may terminate your employment on not less than 3 month’s written notice or payment in lieu thereof.

•                  (i) The Company reserves the right to terminate your employment without any notice if it has reasonable grounds to believe you are guilty of gross misconduct, persistent unpunctuality, neglect of duty, material breach of any of the terms of your employment, material violation of CIGNA’s Code of Business Ethics, or on any other ground within section 9 of the Employment Ordinance of Hong Kong.

•                  (ii) The Company reserves the right to exclude you from the premises of the Company and require you not to attend at work and/or not to undertake all or any of your duties of employment during any period of notice (whether given by you or the Company) (the “Garden Leave Period”), provided always that the Company shall continue to pay your salary and contractual benefits for the duration of this Agreement.

•                  (iii) During any period of notice or Garden Leave Period you will remain a Company employee and therefore cannot act against the interests of the Company.  Amongst other things, this means that:

► you must not be employed by or otherwise provide services to any third party (unless agreed in advance with the Company in writing); and

► you must not compete or prepare to compete with the Company or assist a competitor in any way, including by diverting or preparing to divert Company clients or business to a competing business; and

► you must not undermine the business of the Company in any way; and

► you must comply with all lawful instructions of the Company (including any instruction not to contact customers, prospective customers, employees or business contacts of the Company or any Affiliate.

•                  (iv) During any Garden Leave Period, your obligations of confidentiality, good faith and fidelity remain in place at all times. Breach of these obligations may be grounds for summary dismissal.

•                  On termination of your employment, you must immediately return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, disks, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or its Affiliates (including but not limited to the Company car, keys, credit cards, equipment and passes) which are in your possession or under your control.  You must, if so required by the Company, confirm in writing that you have complied with your obligations under this paragraph.

•                  The Company shall have the right to suspend you (including the right to exclude you from the premises of the Company and require you not to attend at work and/or not to undertake all or any of your duties of employment) provided always that: (a) the suspension shall be of a reasonable duration; and (b) the Company shall continue to pay your salary and contractual benefits for the duration of this Agreement.  Suspension may be imposed where necessary, including during the course of any investigation into any breach of contract, dishonesty, misconduct or other circumstances which may give rise to a right for the Company to terminate your contract of employment or discipline you.  For the avoidance of doubt, for the duration of your suspension, the obligations in H(iii) and H(iv) continue to apply.

•                  In the event of termination of your employment hereunder, however arising, you agree that you will not at any time after such termination represent yourself as still having any connection with the Company or any Affiliate save as a former employee for the purposes only of communicating with prospective employers or complying with any applicable statutory requirements.

•                  If the Company terminates your employment for reasons other than those specified in paragraph H(i), the Company will pay the cost of returning you and your household goods to your home city and state, provided your return occurs within 30 days of termination.  If the Company terminates your employment for reasons set forth under paragraph H(i) or if you voluntarily resign from your employment, the Company reserves the right, consistent with the laws of Hong Kong and Company policy, to withhold and/or deny any severance or repatriation benefits, as well as any other benefits that may be payable or afforded under the Company’s Local Plus Policy.

I.                                                  Miscellaneous

•                  This Agreement cancels and is in substitution for all previous letters of engagement, agreements and arrangements whether oral or in writing relating to the subject matter hereof between the Company and yourself, all of which shall be deemed to have been terminated by mutual consent. This Agreement and the Local Plus Policy constitutes the entire agreement between you and the Company of the terms upon which you are employed.

•                  The various provisions and sub-provisions of this Agreement are severable and if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability will not affect the validity or enforceability of the remaining provisions or sub-provisions or identifiable parts thereof in this Agreement.

•                  For purposes of this Agreement, “Affiliate” means in relation to the Company, its parent, any subsidiary or holding company of the Company, any subsidiary of such holding company, and any company in which the Company or any such holding company holds or controls directly or indirectly not less that 20% of the issued share capital.

•                For purposes of this Agreement, Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China.

•                  For purposes of this Agreement, CIGNA means CIGNA Corporation.

Please carefully review the terms and conditions of this Agreement (including the attached Executive Remuneration Package (“ERP”)) and of the Company’s Local Plus Policy, which are incorporated herein and made a part of your employment terms.  If you are in full agreement with the foregoing, please so signify by signing, dating and returning the enclosed copy of this Agreement to me.  Please keep a copy for your records.  A fully executed copy will be included in your Human Resources file.

Thank you.

Sincerely,

CIGNA Worldwide Life Insurance Company Limited

BY:

/s/ Alfredo Lathrop
Alfredo Lathrop

Date

AGREED AND ACCEPTED:

/s/ Jason Sadler
Jason Sadler

Date

cc:        Kristen Gorodetzer